Exhibit 99.1


STAR BANC CORPORATION COMPLETES GREAT FINANCIAL CORPORATION ACQUISITION

LOUISVILLE, Ky.--(BUSINESS WIRE)--Feb. 6, 1998--At the close of business today, Friday, February 6, Star Banc Corporation (NYSE:STB - news) will complete the acquisition of Great Financial Corporation (NASDAQ:GTFN news). On Saturday, February 7, all 45 former Great Financial banking offices will reopen as Star Bank full-service banking locations. The acquisition of Great Financial makes Star the fourth largest bank in Kentucky with 68 full-service banking locations. Star now has 325 full-service banking locations in Ohio, Kentucky and Indiana with approximately $14 billion in total assets.

Jerry A. Grundhofer, chairman, president and chief executive officer of Star Banc Corporation, noted, "Star is pleased to welcome our newest customers and shareholders to our organization. We look forward to introducing our new customers to Star Bank's 'Five Star Service Guarantee,' our '24-Hour Banking System,' and other industry-leading consumer, commercial and trust financial services and products. Combining with Great Financial gives Star the opportunity to attract new customers and further extend our platform of services into geographic regions which are natural extensions of our existing Kentucky franchise. This transaction meets all our acquisition criteria and is immediately accretive to earnings. We welcome the opportunity to extend to Great Financial markets our commitment to giving customers what they want, when they want it and on their own terms."

The acquisition of Great Financial will add more than 200,000 new households and approximately $2 billion in deposits to Star Bank. Also, Star will add 107 new Super ATM locations in the Greater Louisville, Western Kentucky and Central Kentucky markets. This is triple the number of ATMs available to Great Financial customers, prior to the acquisition.

The 45 branches involved in the acquisition, including seven full service in-store branches, will create three new Star Bank regions, Greater Louisville with 22 banking offices, Central Kentucky with 12 banking offices and Western Kentucky with 11 banking offices. There are now Star Bank full-service locations in the following Kentucky Counties: Boone, Kenton, Campbell, Jefferson, Shelby, Hardin, Hancock, Daviess, McLean, Henderson, Carroll, Pendleton, Fayette, Madison, Estill, Washington, Marion, Boyle and Barren. Also, Star Bank now has offices in Floyd County, Indiana, as a result of the acquisition.

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The three new Star Bank regions will be led by the following executives: John T.
Taylor, executive vice president and regional chairman for the Greater
Louisville metro market; L. Dean Rodney, regional president of the Western Kentucky region; and David M. Hall, regional president of the Central Kentucky region.

This acquisition also gives Star the opportunity to build on Great Financial's highly successful consumer, mortgage banking, commercial lending and private banking presence in the Greater Louisville, Central and Western Kentucky markets. Star will now provide customers a broader mix of consumer, commercial and trust financial products and services in an expanded geographic territory. Star products and services include commercial lending, consumer banking, trust and investment services, private banking, international banking, credit card services, cash management, merchant services, equipment finance, structured capital, corporate and residential real estate and more.

As announced on September 15, 1997, Star acquired Great Financial for stock and cash with the value of the transaction being approximately $641 million. The terms of the agreement called for 70 percent of the outstanding Great Financial shares to be exchanged for common shares of Star Banc stock at an exchange ratio of 0.949 Star Banc share for each Great Financial share. The remaining 30 percent of Great Financial shares were exchanged for $44 in cash for each share. The merger was structured as a tax-free exchange for shareholders receiving stock, and was accounted for as a purchase transaction.

Star Bank, a leader in high quality customer service and relationship banking was the first bank in the U.S. to offer a fully integrated 24-Hour Banking System in 1995. Star's 24-Hour Banking System includes branch banking, voice-activated phone banking, PC banking, super ATMs, screen phone banking, video kiosk banking and Internet banking. Star Bank Internet Banking is now available to customers through a state-of-the-art on-line real time system which enables customers to access their total banking relationship, at no charge, through their personal computer. In 1996, Star Bank was the first to offer its Five Star Service Guarantee which assures customers of certain key banking benefits or the customer will be paid for that inconvenience. Star Bank's Internet address is http://www.starbank.com. Star Bank was founded in 1863.


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